Exhibit 99.1

CONTACT:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

MICHAEL F. JOHNSTON JOINS DOVER'S BOARD AS INDEPENDENT DIRECTOR

Downers Grove, IL, February 14, 2013 - Dover (NYSE: DOV) today announced that Michael F. Johnston has been elected to the Company's Board of Directors. He will serve as a member of the Company's Audit Committee. The addition of Mr. Johnston increases the size of the Board from 12 to 13 directors.

Robert A. Livingston, Dover's President and Chief Executive Officer, said “I am pleased to welcome Michael Johnston to our Board. Mike brings to us a wealth of leadership and operating experience and a deep understanding of corporate governance gained through his many years of serving on the boards of other global companies and as a former CEO of a multi-billion dollar industrial company. Mike's strong background in manufacturing, design, innovation, finance and emerging economies will be invaluable to Dover. I, and the entire Board, look forward to Mike's contributions in driving Dover's future success.”

About Mr. Johnston
Mr. Johnston, 65, has significant operating, financial and leadership experience in both domestic and international businesses. Mr. Johnston currently serves on the Boards of Flowserve Corporation (since 1997), Whirlpool Corporation (since 2003) and Armstrong World Industries (since 2010). Mr. Johnston had a distinguished career at Visteon Corporation where he most recently served as Chairman of the Board and Chief Executive Officer through 2008. Prior to Visteon, Mr. Johnston held various leadership positions at Johnson Controls. Mr. Johnston holds a bachelor's degree in industrial management from the University of Massachusetts and an MBA from Michigan State University.

About Dover
Dover is a diversified global manufacturer with annual revenues of over $8 billion. For over 50 years, Dover has been delivering outstanding products and services that reflect its market leadership and commitment to operational and technical excellence. The Company's entrepreneurial business model encourages, promotes and fosters deep customer engagement which has led to Dover's well-established and valued reputation for providing superior customer service and industry-leading product innovation. Dover focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Headquartered in Downers Grove, Illinois, Dover employs 35,000 people worldwide. Dover Corporation is traded on the New York Stock Exchange under “DOV.” Additional information is available on the company's website at www.dovercorporation.com.